EXHIBIT 4.4

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

CME GROUP INC., a Delaware corporation,	:
as successor by merger to CBOT HOLDINGS,	:
INC., a Delaware corporation; THE BOARD OF	:
TRADE OF THE CITY OF CHICAGO, INC.,	:
a Delaware corporation; and MICHAEL	:
FLOODSTRAND and THOMAS J. WARD	:
and All Others Similarly Situated,	:
:
Plaintiffs,	:
:
v.	:	C.A. No. 2369-VCN
:
CHICAGO BOARD OPTIONS EXCHANGE,	:
INC., a Delaware non-stock corporation,	:
WILLIAM J. BRODSKY, JOHN E. SMOLLEN,	:
ROBERT J. BIRNBAUM, JAMES R. BORIS,	:
MARK F. DUFFY, DAVID FISHER,	:
JONATHAN G. FLATOW, JANET P.	:
FROETSCHER, BRADLEY G. GRIFFITH,	:
PAUL J. JIGANTI, PAUL KEPES, STUART K.	:
KIPNES, DUANE R. KULLBERG, JAMES P.	:
MACGILVRAY, ANTHONY D. MCCORMICK,	:
R. EDEN MARTIN, KEVIN MURPHY,	:
RODERICK PALMORE, THOMAS H.	:
PATRICK, JR., SUSAN M. PHILLIPS,	:
WILLIAM R. POWER, SAMUEL K. SKINNER,	:
CAROLE E. STONE, HOWARD L. STONE,	:
and EUGENE S. SUNSHINE,	:
:
Defendants.	:

MEMORANDUM OPINION

Date Submitted: December 16, 2008
Date Decided: June 3, 2009

Kenneth J. Nachbar, Esquire of Morris, Nichols, Arsht & Tunnell LLP, Wilmington, Delaware; Hugh R. McCombs, Esquire, Michele L. Odorizzi, Esquire, and Michael K. Forde, Esquire of Mayer Brown LLP, Chicago, Illinois; Peter B. Carey, Esquire of Law Offices of Peter B. Carey, Chicago, Illinois; Kevin M. Forde, Esquire of Kevin M. Forde, Ltd., Chicago, Illinois, Attorneys for Plaintiffs CME Group, Inc. and The Board of Trade of the City of Chicago, Inc.

Edward P. Welch, Esquire and Edward B. Micheletti, Esquire of Skadden, Arps, Slate, Meagher & Flom LLP, Wilmington, Delaware, and Jerrold E. Salzman, Esquire and Christal Lint, Esquire of Skadden, Arps, Slate, Meagher & Flom LLP, Chicago, Illinois, Attorneys for Plaintiffs CME Group, Inc. and The Board of Trade of the City of Chicago, Inc.

Andre G. Bouchard, Esquire and Joel Friedlander, Esquire of Bouchard, Margules & Friedlander, P.A., Wilmington, Delaware, and Gordon B. Nash, Jr., Esquire and Scott C. Lascari, Esquire of Drinker Biddle & Reath LLP, Chicago, Illinois, Attorneys for Plaintiffs Michael Floodstrand, Thomas J. Ward, and All Others Similarly Situated.

Samuel A. Nolen, Esquire, Daniel A. Dreisbach, Esquire, and Rudolf Koch, Esquire of Richards, Layton & Finger, P.A., Wilmington, Delaware, and Paul E. Dengel, Esquire and Paul E. Greenwalt, III, Esquire of Schiff Hardin LLP, Chicago, Illinois, Attorneys for Defendants.

Kevin G. Abrams, Esquire and Nathan A. Cook, Esquire of Abrams & Laster LLP, Wilmington, Delaware, Attorneys for Objectors Nicholas J. Neubauer, A. Alan Zatopa, Charles Westphal, DRW Investments LLC, DRW Securities LLC, DRW Holdings LLC, and Alan Matthew; James D. Wareharn, Esquire of Paul, Hastings, Janofsky & Walker LLP, Washington, DC, and Kevin C. Logue, Esquire of Paul, Hastings, Janofsky & Walker LLP, New York, New York, Attorneys for Objector Charles Westphal.

John H. Williams, Jr., Esquire of John Williams, P.A., Wilmington, Delaware, Attorney for Objector Theodore Pecora.

Melanie K. Sharp, Esquire and Michele Sherretta Budicak, Esquire of Young Conaway Stargatt & Taylor, LLP, Wilmington, Delaware, and Nicholas C. Zagotta, Esquire and Joseph P. Simon, Esquire of Connelly Roberts & McGivney LLC, Chicago, Illinois, Attorneys for Objectors Quiet Light Trading, LLC, and Quiet Light Securities, LLC.

Vernon R. Proctor, Esquire and Jill K. Argo, Esquire of Proctor Heyman LLP, Wilmington, Delaware, Attorney for Objectors SKTY Trading, LLC, The Ira S. Nathan Revocable Trust, J.P. Morgan Futures Inc., and Rho Trading Securities, LLC, and Phillip S. Reed, Esquire of Patzik, Frank & Samotny Ltd., Chicago, Illinois, Attorney for Objector The Ira S. Nathan Revocable Trust.

Michael A. Weidinger, Esquire and Joanne Pileggi Pinckney, Esquire of Pinckney, Harris & Weidinger, LLC, Wilmington, Delaware, and David W. Porteous, Esquire and James G. Martignon, Esquire of Levenfeld Pearlstein, LLC, Chicago, Illinois, Attorneys for Objector Daniel M. Ambrosino.

Carolyn S. Hake, Esquire and Lauren E. Maguire, Esquire of Ashby & Geddes, Wilmington, Delaware, and Patrick L. Kenney, Esquire, Michael S. Cessna, Esquire, and Benjamin C.

Hassebrock, Esquire of Lathrop & Gage L.C., Kansas City, Missouri, Attorneys for Objector Agrex, Inc.

Denise Seastone Kraft, Esquire and John L. Reed, Esquire of Edwards Angell Palmer & Dodge LLP, Wilmington, Delaware, and Darrell J. Graham, Esquire of The Law Office of Darrell J. Graham, LLC, Chicago, Illinois, Attorneys for Objectors Jeffrey Holland and Louis Panos.

Joseph A. Rosenthal, Esquire and P. Bradford deLeeuw, Esquire of Rosenthal, Monhait & Goddess, P.A., Wilmington, Delaware, and J. Samuel Tenenbaum, Esquire and Meredith M. Casper, Esquire of Chuhak & Tecson, P.C., Chicago, Illinois, Attorneys for Objectors Milton Robinson and Bryan Shaughnessy.

Daniel B. Rath, Esquire and Rebecca L. Butcher, Esquire of Landis Rath & Cobb LLP, Wilmington, Delaware, and David A. Genelly, Esquire of Vanasco Genelly & Miller, Chicago, Illinois, Attorneys for Objectors Kottke Associates LLC and Barbara Whitlow, individually and as personal representative of the Estate of Richard Whitlow.

David S. Eagle, Esquire and Kelly A. Green, Esquire of Klehr Harrison Harvey Branzburg & Ellers, Wilmington, Delaware, and Jeffrey H. Bergman, Esquire and Jennifer Zordani, Esquire of Ungaretti & Harris LLP, Chicago, Illinois, Attorneys for Objectors UBS Securities, LLC and UBS Financial Services, Inc.

Kevin J. Mangan, Esquire of Womble Carlyle Sandridge & Rice, PLLC, Wilmington, Delaware, and Edward S. Weil, Esquire and Heather L. Kramer, Esquire of Dykema Gossett PLLC, Chicago, Illinois, Attorneys for Objector Infinium Capital Management, LLC.

Paul A. Fioravanti, Jr., Esquire and Laina M. Herbert, Esquire of Prickett, Jones & Elliott, P.A., Wilmington, Delaware, and Brett Nolan, Esquire of Shefsky & Froelich Ltd., Chicago, Illinois, Attorneys for Objector The Kolton Family Limited Partnership.

Paul A. Fioravanti, Jr., Esquire and Laina M. Herbert, Esquire of Prickett, Jones & Elliott, P.A., Wilmington, Delaware, and Daryl M. Schumacher, Esquire of The Law Offices of Daryl M. Schumacher, P.C., Chicago, Illinois, Attorneys for Objectors Anthony J. McKerr and Mary C. McKerr Trust est. 3/13/97.

Richard I. G. Jones, Jr., Esquire and Toni Ann Platia, Esquire of Ashby & Geddes, Wilmington, Delaware, Attorneys for Objector Geneva Trading USA, LLC.

Patricia R. Uhlenbrock, Esquire and Fotini A. Antoniadis, Esquire of Morris James LLP, Wilmington, Delaware, and William T. Rodeghier, Esquire, of Chicago, Illinois, Attorneys for Objector William P. Sullivan.

Lewis H. Lazarus, Esquire and Michael J. Custer, Esquire of Morris James LLP, Wilmington, Delaware, Attorneys for Objector Nicholas A. Rapanos.

Henry E. Gallagher, Jr., Esquire and Kevin F. Brady, Esquire of Connolly Bove Lodge & Hutz LLP, Wilmington, Delaware, and George R. Dougherty, Esquire, Gary M. Miller, Esquire, and

Justin M. Sandberg, Esquire of Grippo & Elders LLC, Chicago, Illinois, Attorneys for Objector John S. Stafford, Jr.

Martin S. Lessner, Esquire, Danielle Gibbs, Esquire, and Kathaleen McCormick, Esquire of Young Conaway Stargatt & Taylor LLP, Wilmington, Delaware, and Seth L. Levine, Esquire and Manda M. Sertich, Esquire of Foley & Lardner LLP, New York, New York, and Kathryn M. Trkla, Esquire of Foley & Lardner LLP, Chicago, Illinois, Attorneys for Objector WH Trading LLC.

David A. Jenkins, Esquire of Smith, Katzenstein & Furlow LLP, Wilmington, Delaware, Attorney for Objector Canadian Imperial Bank of Commerce.

Objector Tom Mallers, pro se.

Objector Peter C. Kelly, pro se.

Objector Scott A. Hall, pro se.

Objector Donald T. McMurray, pro se.

Objector [J. A] Dohl, pro se.

Objector William L. Allen, Trustee of the William L. Allen Trust, pro se.

Objectors Thomas M. Marsh, pro se and Jamin Nixon, pro se.

Objector Brian R. Sherman, pro se.

Objector Dennis Quinn Cook, pro se.

Objector Thomas Hafner, pro se.

NOBLE, Vice Chancellor

Before the Court is a motion for approval of a proposed settlement of a putative class action.  When the settlement was negotiated, its value approached $1 billion.(1)  There is no challenge to the adequacy of the total consideration achieved.  Instead, the primary debates concern the means by which the economic benefits of the settlement are to be allocated among the various stakeholders and the procedures imposed to qualify for participation.

In this memorandum opinion, the Court will address several questions, including whether this action should be certified as a class action; whether the settlement is fair and reasonable as between the Plaintiff class and the Defendants; whether the allocation of the settlement proceeds among the putative class members is fair and reasonable; and whether the requirements imposed in order to qualify for receiving distribution of settlement proceeds are fair and reasonable.(2)  Of these contentions, the methodology for allocating the settlement proceeds among members of the class and the requirements for participating in the settlement distribution are the most challenging.

I.  BACKGROUND

In 2007, this Court reviewed the history of how this dispute evolved.(3)  It is not the only tribunal to have been drawn into this quagmire.(4)

This action was filed to establish the economic and trading rights of members of the Plaintiff Board of Trade of the City of Chicago (“CBOT”), now under the auspices of CME

(1) Although the magnitude of the proposed settlement may be unusual, the proposed settlement becomes even more unusual when one learns that it is not accompanied by any application for an award of attorneys’ fees.

(2) Also pending are requests by class members for review of the decisions of class counsel that excluded them from participating in the Settlement because of shortcomings in the filing of their claims.  Those maters will be addressed separately.

(3) CBOT Holdings, Inc. v. Chicago Bd. Options Exch., 2007 WL 2296355 (Del. Ch. Aug. 3, 2007).

(4) See, notes 6 & 9, infra.

Group, Inc., as successor by merger to CBOT Holdings, Inc., as Exercise Members or Exercise Member Delegates of Defendant Chicago Board Options Exchange (“CBOE”).

CBOT established and financed the OBOE, which, as a national securities exchange, is regulated by the Securities and Exchange Commission (“SEC”).  Article Fifth (b) of CBOE’s Certificate of Incorporation entitles a “member” of CBOT to become a “member” of the CBOE without having to pay separately for that membership.  “Exercise Rights” were established by Article Fifth (b) which provided:

[E]very present and future member of [the] Board of Trade who applies for membership in the [CBOE] and to otherwise qualify shall, so long as he remains a member of the [Board of Trade], be entitled to be a member of the [CBOE] . . . without the necessity of acquiring such membership for consideration or value from [CBOE].(5)

A Board of Trade member who took advantage of the Exercise Right was known as an Exerciser Member of the OBOE.

Because Article Fifth (b) determines who may trade on a national exchange, it is an exchange rule subject to the jurisdiction of the SEC.  Interpretations of exchange rules require the approval of the SEC in order to be effective.  As CBOT evolved, interpretations of (or revisions to) Article Fifth (b) became necessary.  For example, a major interpretation (or renegotiation of the relationship between CBOT member’s and the CBOE) occurred in 1992 (the “1992 Agreement”) and was approved by the SEC in 1993.

An already difficult relationship became more complex in 2000 when CBOT considered demutualization.  CBOE asserted that demutualization would eliminate the Exercise Right and, thus, Exerciser Members of the CBOE.  CBOT contested CBOE’s attempt to eliminate the

(5) Disputes over the Exercise Rights of CBOT members in the CBOE have existed almost since they were created by Article Fifth (b) in 1972.

Exercise Right in a proceeding in an Illinois state court.(6)  That litigation was resolved by yet another agreement (the “2001 Agreement”) that has been amended from time to time, most recently in February 2005.  The parties agreed—shared interpretation may be the proper term of art—that the Exercise Right, under certain circumstances, could survive CBOT’s demutualization.  At the risk of oversimplification, a CBOT full member (or full member delegate) would hold the Exercise Right if that person held each of the following “Three Parts”:  (1) 27,338 shares of Class A common stock of CBOT Holdings, Inc.; (2) one Series B-1 membership in the Board of Trade; and (3) one Exercise Right Privilege or “ERP,” newly issued by the Board of Trade.

The trend in the industry toward demutualization continued when, in September 2005, CBOE announced that it would demutualize and its members would receive shares in a stock corporation.  A special committee was appointed by the CBOE board of directors in July 2006 to consider the relative interests of the Exerciser Members (i.e., those who held rights by virtue of their relationship with CBOT) and the CBOE Seat Owners (i.e., those who had paid for their memberships).  This action was filed shortly thereafter by CBOT Holdings, CBOT, and the individual Plaintiffs.  The class to be represented was composed of certain “full” Board of Trade members.  The goal of that action was to bar the demutualization of CBOE unless the Exerciser Members and the CBOE Seat Owners were treated equally.

A few months later, in October 2006, CBOT Holdings and Chicago Mercantile Exchange Holdings, Inc. (“CME Group”) announced that CME Group would merge with CBOT Holdings.  CBOT would, following that merger, be a wholly-owned subsidiary of CME Group.

(6) See Bd. of Trade of the City of Chicago v. Chicago Bd. Options Exch., Case No. 00 CH 15000 (Cir. Ct. Cook Cty, Ill).

CBOE, in December 2006, reacted to the proposed merger of CBOT Holdings and CME Group by determining that, pursuant to Article Fifth (b), the merger would extinguish any rights of the class to become (or remain) members of CBOE as a result of their Exercise Rights.  At the same time, CBOE sought SEC approval of its interpretation of Article Fifth (b).

At the beginning of 2007, the Plaintiffs in this action filed their Second Amended Complaint.  They alleged that the CBOE’s proposed interpretation of Article Fifth (b) was both a breach of contract and a breach of the CBOE’s board’s fiduciary duties.  The Plaintiffs sought an injunction barring the CBOE from terminating the Exercise Right (and Exerciser Member status) in the event of a CBOT-CME Group merger.  Later that month, CBOE adopted a plan of demutualization.  CBOE assumed that the CBOT-CME Group merger would occur first and that the SEC would accept its interpretation of Article Fifth (b) in these circumstances.  Thus, CBOE did not make provision for any rights of the Exerciser Members within the context of its demutualization plan.  With the announcement that the vote on the CBOT-CME Group merger would be held in early July, CBOE, addressing transitional issues, adopted an interpretation of a rule that allowed for interim status of Exerciser Members (“Temporary Members”) until the SEC made its determination.  The CBOT-CME Group merger was approved and consummated in July 2007.  In August 2007, this Court denied the Plaintiffs’ application for interim relief with respect to CBOE’s transition rule.(7)  On the same day, this action was stayed pending decision by the SEC on whether Article Fifth (b) should be interpreted to the effect that the dernutualization of CBOT resulted in the loss of Exerciser Member status.(8)

(7) CBOT Holdings, Inc. v Chicago Bd. Options Exch., 2007 WL 2296.356 (Del. Ch. Aug 3, 2007).

(8) CBOT Holdings, Inc., 2007 WL 2296355.

The SEC approved CBOE’s interpretation of Article Fifth (b) that no person could qualify as an Exerciser Member of CBOE after the CBOT-CME Group merger.(9)  This order, issued January 15, 2008, in substance resolved the question of who could trade on the CBOE as a result of a previous interest in CBOT.  The SEC also indicated that this Court had jurisdiction to decide state law issues.  The state law issues were generally understood to involve breach of contract and fiduciary duty claims; more specifically, they addressed the economic rights associated with the interests held by CBOT members in the CBOE.(10)

In early February 2008, Plaintiffs, by now also including the CME Group, filed a Third Amended Complaint against CBOE and certain of its current or former directors.  That action raised or reiterated numerous claims, including that CBOE could not eliminate the rights, including trading rights, of Exerciser Members as the result of the consummation of the CBOT-CME Group merger and that Exerciser Members and CBOE Seat Owners should receive the same consideration as the result of the CBOE’s demutualization.  The parties, thereafter, filed various motions for summary judgment and, shortly before the scheduled argument of those motions on June 2, 2008, they reached an agreement in principle resolving this litigation.  The Stipulation of Settlement (the “Stipulation”) was submitted to the Court for its consideration on August 20, 2008.(11)  Two days later, a scheduling order was entered which, inter alia certified a temporary class, directed the sending of notices, and established the procedures for a hearing on the Settlement and for making any objections to the Settlement.  In order to qualify for certain

(9) Securities Exchange Act, Release No. 34-57159 (Jan. 22, 2008), 73 FR 3769-01 (SR-CBOE-2006-106).

(10) Various CBOT-related parties appealed to the United States Court of Appeals for the District of Columbia Circuit, Case No. 08-1116, seeking review of the SEC’s approval of the CBOE’s interpretation.  That appeal has been stayed.

(11) The terms of the Settlement are discussed in greater detail below.  The Stipulation was revised in filings of September 30, 2008, and October 3, 2008.  References to the Stipulation generally are to its final form.

benefits under the terms of the Settlement, the Three Parts—at least 27,338 shares of CBOT common stock or, after the merger, at least 10,251.75 shares of CME Group common stock, one ERP, and one CBOT B-1 membership—had to be held simultaneously. (12)

Eventually, the Stipulation was revised to make the qualification process slightly easier.  The cutoff date for meeting the qualifying requirements was extended from June 2, 2008, to August 22, 2008.  Also, the Eligibility Date(13) was extended from October 8, 2008, to October 14, 2008.  Finally, a requirement that the CME Group stock be held lien-free, in book-entry form at Computershare was reduced from a period of seven weeks to a period of seventeen days.  Instead of spanning the period between October 14 and December 2, 2008, the shares had to be deposited with Computershare in accordance with the Stipulation only from October 14, 2008, through October 31, 2008.

The class, for purposes of distributing settlement proceeds, has been divided into two groups: Group A and Group B.  The Participating Group A Settlement Class Members(14) must have held all Three Parts simultaneously at some time before August 22, 2008, and held those parts from the Eligibility Date of October 14, 2008, through the settlement period (until October 31, 2008).  The Participating Group A Settlement Class Members will share in (i) an equity pool consisting of 18% of the equity interest to be issued to both the CBOE Seat Owners and the Participating Group A Settlement Class Members and (ii) a cash pool of $300 million.  In

(12) Stipulation ¶ 30FF.  The Three Parts were the product of the 2001 Agreement and its requirements to be a Full Member of the CBOT and entitled to an Exercise Right.

(13) Stipulation ¶ 30N.

(14) Stipulation ¶ 30T.

addition, some Participating Group A Settlement Class Members, also Temporary Members of the CBOE, may receive payments based on certain access fees that they had paid to CBOE.(15)

The second group—not a separate class or subclass—consists of the Participating Group B Settlement Class Members.(16)  They must have owned one ERP from the Eligibility Date (October 14, 2008) through the end of the settlement period (October 31, 2008) and will receive a payment of $250,000.

Other class members, who are not eligible to receive any settlement proceeds, will be bound by the release to be provided as the result of the Settlement.(17)  In order to participate in the Settlement, CBOE insisted upon a dismissal of all the litigation, with prejudice, and a release of all claims which could be tied to prior interests in CBOT, including the holding of one or more of the Three Parts.  Proceeds will be paid only to those satisfying the requirements to be a member of either Group A or Group B.

Finally, in order to participate in the Settlement, certain technical requirements were imposed, such as the timely filing of necessary paperwork.  One of the technical requirements, the depositing of a necessary minimum number of CME Group shares with Computershare in book entry, lien-free, form has proved to be problematic and is the basis of a challenge to the fairness of the Settlement.

(15) Other Participating Group A Settlement Class Members will not be entitled to obtain a rebate of certain access fees which they paid.  This distinction is the basis of objections which the Court addresses in Part V1, infra.

(16) Stipulation ¶ 30U.

(17) There are approximately 850 Participating Group A Settlement Class Members and 365 Participating Group B Settlement Class Members out of roughly 1,330 who could have qualified, and perhaps as many as 1,200 class members who will be bound by the release but without any entitlement to settlement proceeds,.  See Tr. of Settlement Hig. at 19; Notice of Hrg., Exs. 3 & 4.

II.  THE COURT’S TASK

The Court starts with consideration of whether class certification is appropriate and whether the Settlement in gross should be approved.  It then turns its attention to the various specific objections to the terms of the Settlement.(18)

III.  CLASS CERTIFICATION

Court of Chancery Rule 23 establishes the requirements for certification of a class.(19)  By Court of Chancery Rule 23(a), there are four criteria that must be satisfied: (1) numerosity; (2) commonality; (3) typicality; and (4) adequacy of representation.

The proposed class has at least 2,500 members and, accordingly, joinder of these potential plaintiffs in one proceeding is impracticable.(20)  The numerosity standard is satisfied.(21)  The commonality prong requires that the plaintiffs share questions of law or fact in common with other class members.(22)  Although the members of the class are not all similarly situated, they share numerous questions of law and fact, including the continuing import of CBOE’s certificate of incorporation, the 1992 Agreement, and the 2001 Agreement, as revised.  The focus of the questions common to the class would involve whether CBOE could unilaterally extinguish, as a result of the CME Group merger, the Exercise Right and the corresponding rights and privileges that settlement class members had, or may have had, with respect to CBOE membership.  In addition, there are questions of whether members of the CBOE board discharged their fiduciary duties to class members.  These common questions predominate over

(18) As noted, supra note 2, this memorandum opinion does not address the applications of those persons who claim to have been improperly denied the opportunity to participate in the Settlement because, according to class counsel, they failed to satisfy one or more of the Stipulation’s procedural requirements, such as, for example, timely filing of a claim.

(19) See generally Prezant v. DeAngelis, 636 A.2d 915, 925 (Del. 1994).

(20) See, e.g., Leon N. Weiner and Assocs., Inc. v. Krapf, 584 A.2d 1220, 1225 (Del. 1991)

(21) Ct. Ch. R. 23(a)(1).

(22) Ct. Ch. R. 23(a)(2).

any questions that may confront class members individually.(23)  Accordingly, the commonality prong has been satisfied.

With respect to typicality, the class representatives’ legal and factual positions are substantially the same as those of other members of the class.(24)  Moreover, although it may vary in degree, the harm arising from the elimination of rights with respect to the CBOE that trace back to the CBOT are typical of all members.  Thus, the typicality requirement is satisfied.

Finally, the class representatives are knowledgeable, share economic incentives with the class, and have retained sophisticated and experienced counsel to represent the class interest.  As further protection for the class members, separate counsel have represented the interests of Group A and Group B.(25)  The Court finds that class representatives fairly and adequately represented the interests of the class.(26)

In addition to satisfying the requirements of Court of Chancery Rule 23(a), parties seeking certification of a class must also satisfy at least one of the standards of Court of Chancery Rule 23(b).  In this instance, certification of a mandatory (i.e., non-op-out) class is

(23) Krapf, 584 A.2d at 1225 (class members need not be “identically situated”).

(24) See id. Ct. Ch. R. 23(a)(3).

(25) The individual plaintiffs are both Participating Group A Settlement Class Members.  That no plaintiff is a Participating Group B Settlement Class Member is, of course, a source of concern.  The presence of independent counsel representing Group B interests exclusively, coupled with the Court’s conclusion that the allocation between the two groups is fair and reasonable, see, Part V.C., infra, provides confidence that Group B’s interests have been adequately represented.

(26) Ct. Ch. R, 23(a)(4).  Some of the objections, such as the one based on the difference between consideration for Group A and Group B, the recoupment of certain fees paid to CBOE, and the timing requirements, carry with them suggestions that there may have been conflicts between class representatives and certain class members.  The existence of material conflicts between the class representatives and members of the class would limit the Court’s ability to conclude that the class representatives’ efforts have been adequate within the meaning of Court of Chancery Rule 23(a)(4).  A review of those alleged conflicts is best done within the context of assessing the merits of the objections.  Because the Court will overrule those objections, infra, and conclude that the class representatives and their counsel discharged their responsibilities fairly and adequately and without any adverse consequences from what the objectors have perceived as potential conflicts, the requirements of Court of Chancery Rule 23(a)(4) have been satisfied.

appropriate under both Court of Chancery Rules 23(b)(1) and 23(b)(2).  Certification under Court of Chancery Rule 23(b)(1) is appropriate because prosecution of separate actions by individual class members would likely result in inconsistent and varying results that would impose inconsistent obligations on opposing parties and because adjudication of individual claims would likely be dispositive of the interests of other potential class members who are not parties.  For these reasons, actions challenging the exercise of corporate fiduciary duties are frequently certified under this rule.  Court of Chancery Rule 23(b)(2) is routinely relied upon in instances where class-wide injunctive or declaratory relief is sought.  Although the remedy achieved here is a monetary (or monetary equivalent) settlement, this action was commenced with a firm focus on injunctive relief.  This equitable relief was designed to preserve the trading and other rights of CBOT members with respect to the CBOE.  It is this aspect of equitable relief that supports certification of a mandatory class.(27)

Accordingly, the class, as defined in the Stipulation, is certified.(28)

(27) See generally Nottingham Partners v. Dana, 564 A.2d 1089, 1095 (Del. 1989); Noerr v. Greenwood, 2002 WL, 31720734, at *5 (Del. Ch. Nov. 22, 2002).

(28) Notice in accordance with the Court’s scheduling order was duly given, and class members have had ample opportunity to express their views.

IV.  ADEQUACY OF THE SETTLEMENT

In determining whether to approve a settlement of this nature, the Court is not in a position to resolve the merits of the dispute.  Instead, the Court must assess the nature of the claims asserted and the defenses that might be raised in opposition and then apply its own business Judgment to determine whether the proposed settlement is fair and reasonable.(29)

There is no general opposition to the consideration achieved by the proposed class settlement with CBOE, nor should there be.(30)  Based on assumptions made that were reasonable when the Settlement was proposed, the Settlement carries a value of roughly $1 billion.  This consists of an equity pool in excess of $700 million and a cash pool of $300 million.  Using these numbers, each Participating Group A Settlement Class Member will receive stock and cash valued at approximately $1 million.  Each Participating Group B Settlement Class Member, will receive $250,000 in cash.  This litigation was difficult and complicated.  Indeed, the Defendants had many significant arguments running in their favor.  The dispute between the CBOT and the CBOE had been ongoing for decades.  The various agreements, tied to Article Fifth (b), as the product of several compromised negotiations, were subject to multiple potential interpretations.  One assumes that, when the documents establishing the CBOT-CBOE relationship were drafted, demutualization was not high on the list of likely events, and, thus, demutualization did not fit neatly into the structure established by Article Fifth (b).  In short, this was a case where litigation

(29) See, e.g., In re Resorts Ini’l S’holder Litig., Appeals, 570 A.2d 259, 266 (Del. 1990); Rome v. Archer, 197 A.2d 49, 53-54 (Del. 1964). The Court is informed by the following factors: (1) the probable validity of the claims, (2) the apparent difficulties in enforcing the claims through the courts, (3) the collectibility of any judgment recovered, (4) the delay, expense and trouble of litigation, (5) the amount of the compromise as compared with the amount and collectibility of a judgment, and (6) the views of the parties involved, pro and con. Polk v. Good, 507 A.2d 531, 536 (Del, 1986).  The critical factor here is the (excellent) benefit achieved when measured against the (very real) risk of litigation.  The other factors identified in Polk are of little moment in this instance, but they certainly do not counsel against approval of the Settlement.

(30) Indeed, no objection has been submitted that challenges the sufficiency of the settlement proceeds.  Numerous objections have been filed as to how the settlement proceeds are to be allocated and what must be done in order to qualify to receive those payments.

risk to the class members was substantial.  The risk of getting nothing, especially in light of the SEC’s determination that there were no longer any trading rights in the CBOE based on the CBOT interests, was substantial.  Accordingly, after much work by class counsel, much of it in this Court, this Settlement, on its merits, is a compelling one and, save for the Court’s consideration of the more specific objections, will be approved.

V.  STRUCTURAL OBJECTIONS

For convenience, the structural objections will be divided into three groups: (1) objections dealing with class membership cutoff and eligibility dates; (2) objections to the verification procedures established to assure that Participating Group A Settlement Class Members satisfied the various requirements; (3) objections to the allocation of value as between the Group A settlement class members and the Group B settlement class members; and (4) an objection to the scope of the release obtained by CBOE.

A.                                   Timing Issues

In order to qualify as a Group A settlement class member, the person must have simultaneously held all three parts—10,251.25 shares of CME Group common stock, a CBOT B-1 membership, and an ERP—at some time before August 22, 2008.(31)  Twelve objections were filed;(32) these objectors argue that a prospective date should have been set so that they could have assembled the Three Parts for the first time after announcement of the Settlement.(33)  Certain

(31) If someone had owned all of the parts simultaneously but had sold one or more of the parts, that person had until October to reacquire (or reassemble) all of the parts.

(32) This objection has been raised by DRW Investments, LLC, DRW Securities, LLC, DRW Holdings LLC, Scott A. Hall, Jeffrey Holland, Peter C. Kelly, Tom Mallers, Nickolas J. Neubauer, Louis Panos, Charles Westphal, Barbara J. Whitlow, and A. Alan Zatopa.  The record suggests that Mr. Westphal’s objection may have been rendered moot by extension of the cutoff date from June 2, 2008, to August 22, 2008.

(33) The August 22, 2008, record date was changed from the initial one of June 2, 2008, which was the date that the settlement was initially announced.  The new date did not specifically afford an opportunity to satisfy prospectively the simultaneous holding requirement.

objectors argue that portions of the 1992 Agreement should be interpreted as requiring a prospective date.  That language, however, addresses “any offer, distribution or redemption.”  It does not speak to the Court’s task here, the review of a proposed settlement of contested litigation.  The date chosen precluded a stranger to the litigation or the CBOT membership from assembling the Three Parts for the first time after the Settlement was announced and then participating in the Settlement.  The effect of this cutoff date is to protect those persons allegedly directly injured by CBOE’s conduct from having to share settlement proceeds with others.  This is fair and reasonable.(34)  Similarly, the October 14, 2008, Eligibility Date, by which time the Three Parts had to be held together and submitted for compliance purposes, is reasonable.  It allowed those who sought to reassemble the parts seven weeks to do so.

B.                                     Deposit of CME Group Shares with Computershare

Group A settlement class members were required to hold at least 10,251.25 shares of CME Group common stock (one of the three parts) (or an equivalent number of CBOT Holdings shares in the absence of the merger).  In order to confirm accurately those holdings, participants were required to register the shares, lien free, in book entry form, at Computershare during the period from October 14, 2008 through October 31, 2008.  Various objections have been lodged with respect to these requirements.(35)

(34) Some record date was, of course, necessary.  One could argue that an even earlier date would have been sustainable.  It is worth noting that this action was initially filed over trading rights, more so than accompanying economic rights.  The trading rights were effectively disposed of (subject to appeal) by the SEC in January 2008.

WH Trading, LLC (joined by others) has questioned the setting of the cutoff date.  It suggested that discovery into that topic is necessary.  The Court fails to see how any such discovery could lead to any relevant or admissible evidence.  The initial cutoff date of June 2, 2008, was tied to the announcement of the Settlement.  The August date was the product of what amounted to an effort to accommodate some concerns that were troubling the Court and of the filing of the Stipulation only a few days before.  Any suggestion that the date was set with some sort of a nefarious purpose of trying to target specific potential class members lacks any foundation and is reminiscent of that proverbial fishing expedition.

(35) The verification requirements of paragraph 30T of the Stipulation drew objections from William L. Allen, DRW Investments, LLC, DRW Securities, LLC, DRW Holdings LLC, Scott A. Hall, Jeffrey Holland, Peter C. Kelly, Tom Mallers, Thomas M. Marsh, Donald T. McMurray, Ira S. Nathan Revocable Trust, Louis Panos,

Most Group A participants were apparently able to satisfy this requirement without material difficulty and, indeed, some objectors eventually found ways to comply.  Because of the multitude of ways possessory and ownership rights in shares of stock can be divvied up, some procedure was necessary to assure that the Group A proceeds would only be paid to those persons having genuine attributes of ownership of the shares.(36)  Otherwise, there would be significant risk that the Settlement would not be managed on a fair and consistent basis.

Computershare was chosen because most class members would have already had a relationship as a result of its role as transfer agent for the CBOT demutualization and the CME Group merger.(37)  Many class members had accounts there; indeed, full members were issued their CBOT stock following CBOT’s demutualization through Computershare.  In short, Computershare was a logical choice.

This arrangement was a fair and reasonable means of verifying entitlement to participate in the class recovery.  It, of course, was not the only way, but many of the others that might be suggested—relying upon broker’s affidavits and other third-party information—would have imposed unnecessary administrative and investigative burdens on class counsel.  In addition, the requirement that the shares be lien-free provided significantly greater confidence—again, without the need for extensive investigation—that only genuine owners (those holding the real

Brian R. Sherman, Nickolas J. Neubauer, Jamin Nixon, Charles Westphal, UBS Financial Services, Inc., and A. Alan Zatopa.  The record suggests that the Neubauer, Hall, Westphal, and Nixon objections may have been rendered moot by their subsequent compliance with the verification requirements.

(36) The Court recognizes that compliance with this requirement may have imposed economic costs.  Certain objectors complain that the deposit with Computershare requirement is atypical of other, class action settlement procedures.  That fact does not render this requirement unreasonable.  The consideration achieved as a result of this Settlement is atypical, and the concomitant increased need for care in verifying that the claimants are, in fact, entitled to participate justifies atypical treatment.

(37) The objectors note that, on June 2, 2008, a class representative suggested that an alternative method of ownership verification might be permissible, instead of forcing all owners to register shares in book form with Computershare.  Whether true or not, as of the Stipulation, all parties were on notice of the Computershare requirement and had sufficient time to comply (or shortly thereafter).

economic interest and not some sort of prepaid forward contract holding or short sale holding) were permitted to participate.  Again, the requirement is reasonable; as such, it is sustained.

Finally, some holding period to complete the verification process was necessary.  The initial period was shortened by almost two months; it ended up being only a little longer than two weeks.  Any significantly shorter period likely would have been unworkable and likely would have called into question the accuracy and the fairness of the verification process.  Thus, the holding period of seventeen days is also sustained as reasonable.

C.                                     Allocation of Settlement Proceeds

Three Group B participants have challenged the disparity of roughly $750,000 between the value of a Group A settlement unit and the value of a Group B settlement unit. (38)  The Group B participants, of course, hold one ERP while the Group A participants hold all Three Parts.

“An allocation plan must be fair, reasonable, and adequate.”(39)  Approval of the allocation is part of the process of approving the Settlement.  The standards guiding the Court’s exercise of its discretion are the same.  As with evaluation of the wisdom of a compromise of litigation claims, there is no mathematical model that will yield the proper division of proceeds among the class members when the class members are not situated in exactly the same fashion.

CBOE, through the Settlement, seeks to extinguish the ERPs because in that way it can be sure that no one who had acquired a B-1 membership and sufficient equity in CME Group, or whatever entity may stand in its stead, will appear later and demand trading rights on its exchange.  This has been a critical impediment to CBOE’s demutualization effort.  Of the various parts, the ERP is the most critical to CBOE’s efforts to reduce future risk.  Thus, it is

(38) Participating Group B Settlement Class Members Thomas Hafner, Jeffrey Holland, and Louis Panos have brought this objection.

(39) Schultz v. Ginsburg, 965 A.2d 661, 668 (Del. 2009).

argued that the key role of the ERP should entitle the holder of an ERP to a greater portion of the settlement, even without the other parts.  The history of the CBOT-CBOE relationship and the purpose of the ERP defeat this contention.  In order to be able to trade as an Exerciser Member of the CBOE, one needed all Three Parts.  The ERP, alone, delivered little, if any, value.  Indeed, the ERP was created to allow CBOE a separate mechanism for reducing (by buying up ERPs) the potential number of Exerciser Members.

The Settlement here is driven, as was the commencement of this action, by the loss of trading rights.  Those who had, but lost, trading rights on the CBOE held all Three Parts.  It follows that those who held all Three Parts should be paid a substantially greater proportion of the settlement than those who held only an ERP.

That it is reasonable to pay substantially more to the holders of Group A settlement units than to the holders of Group B settlement units, of course, does not compel any particular conclusion with respect to a specific number.  There is no magic formula that allows a valuation of an ERP at, say, $225,000 or $325,000.

Nonetheless, the Court is satisfied that the allocation between Group A and Group B proposed in the Settlement is fair, reasonable, and adequate.  Group A interests and Group B interests were represented by separate, independent, and competent counsel.  The amount paid to Group B for the ERP was higher than any price paid for an ERP in the preceding eight months and, in the preceding three years, only twenty-five transactions were recorded with a higher price than $250,000 per ERP.(40)  Thus, the amount to be paid to Group B participants is consistent with prevailing market values, although it may be that the uncertainty surrounding the future of the CBOT-CBOE relationship may have depressed the value.  More importantly, the amount to be

(40) Krewer Aff. at ¶ 5, Ex. B.

paid to the Group A participants fairly reflects the loss—and in a more global sense, to include trading rights—as the result of CBOE’s actions.  Although the Court may have differentiated between economic rights and trading rights, it would be unfair to consider trading rights as carrying no economic benefit.  The Settlement was also designed to accommodate the economic loss associated with the loss of trading rights that also formed the focus for the breach of contract and fiduciary duty claims and presented a significant litigation risk that CBOE had to confront.  Therefore, the allocation of the settlement proceeds was fair and reasonable.

D.                                    The Release

As perhaps should be expected of a settlement with so many components, the release sought by CBOE reaches persons who qualify neither as Group A settlement class members nor as Group B settlement class members.  Thus, they will be bound by the release but will receive no consideration.  That is not necessarily a sound basis for objecting to a settlement,(41) because a party funding a settlement reasonably can expect to put all claims relating to the subject matter of the litigation—real claims and theoretical claims—behind it.(42)  One objection, that of Dennis Quinn Cook, highlights this possibility.  Mr. Cook held full membership in CBOT from 1966 until March 21, 2006, when he sold his full interest.  He claims that he was damaged when CBOE, in September 2005, announced its plans for demutualization and that it would not expect to pay Exerciser Members anything as a result of the restructuring.  This claim appears to be related directly to the substance of these proceedings—the consequences of CBOE’s predictions of the fate of Exerciser Members after demutualization.  Yet, it is a claim detached from any notion of cause and effect.  There is no showing that the announcement had any impact on the

(41) See In re Triare Cos., Inc. Class and Deriv. Litig., 791 A.2d 872, 876 (Del. Ch. 2001).

(42) The reach of the proposed release is determined by reference to the Stipulation at ¶ 30Y (Released Parties), ¶ 30Z (Settled Claims), and ¶ 31 (Release of Unknown Claims).

value of his CBOT interests.  All CBOE did was announce its intentions.  It took no direct action.  Why a mere announcement under these circumstances would give rise to liability on the part of CBOE is not apparent.  The relationship between CBOT and CBOE had been relatively strained for many years before Mr. Cook decided to sell his interests.  Instead of pursuing his claims, he sold his various CBOT interests and, now, with a substantial settlement fund having been established, he seeks to draw from it.  His claim is so general that it is difficult to assess, but, for purposes of approving the scope of the release, it is sufficient to note that the Court, in the exercise of its business judgment, is readily able to conclude that the “probable validity” of his claim is minimal and the “likelihood” of monetary recovery is negligible.  In these circumstances, Mr. Cook’s objection, and any other like it, must be rejected.

VI.  ADDDITIONAL PAYMENTS

As the CBOE reacted to CBOT’s demutualization and the CBOT-CME Group merger, various transitional arrangements were implemented.  One of these resulted in “Temporary Members” who could trade on the CBOE but with the payment of substantial fees.  As part of the Settlement, certain payments are to be made to some of the CBOE Temporary Members.(43)  CBOE takes the position that only “individuals”—not legal entities—can collect Additional Payments.  Three entities (the “Entities”) that would otherwise qualify for Additional Payments if they are not limited to individuals have objected.(44)  They argue that the Stipulation allows them, even as legal entities, to receive Additional Payments.  If they are not entitled under the Stipulation to receive those payments, then, they argue, the Settlement should be rejected

(43) They are designated “Fee Based Payments” and “Supplemental Fee Based Payments” in paragraphs 36F and 36G of the Stipulation.  For convenience, they will be referred to, collectively, as “Additional Payments.”  The Court’s focus will be on the Fee Based Payment because, in order to qualify for a Supplemental Fee Based Payment, one must first be entitled to a Fee Based Payment.

(44) The Entities are Quiet Light Securities, LLC, Infinium Capital Management, LLC, and UBS Securities, LLC.

because there is no rational basis for distinguishing between legal entities and individuals with respect to their entitlement to Additional Payments.(45)

Under paragraph 36F of the Stipulation, CBOE will make a “Fee Based Payment” to “each Participating Group A Settlement Class Member who became a CBOE Temporary Member [pursuant to CBOE Rules 3.19.01 or 3.19.02] . . .”.  Thus, to receive a fee-based payment, the person must (1) be a Participating Group A Settlement Class Member (i.e., hold the three parts under the necessary conditions which the Entitles did) and (2) have been a CBOE Temporary Member.

To understand who could have been a CBOE Temporary Member, it is necessary to review briefly a few CBOE Rules.  For present purposes, a “Temporary Member,” by CBOE Rule 3.19.01, would include a “person who is a member of CBOE (an ‘exerciser member’) pursuant to [Article Fifth (b)] as of July 1, 2007.”(46)  Thus, to be a Temporary Member in order to qualify for Additional Payments, one must first have been an Exerciser Member.  CBOE Rule 3.16(b) provides, with respect to Article Fifth (b) that “[f]or the purpose of entitlement to membership on the [CBOE] in accordance with [Article Fifth (b)] the term ‘member of [the CBOT] as used in Article Fifth (b) is interpreted to mean an individual, who is either an ‘Eligible CBOT Full Member’ or an ‘Eligible CBOT Full Member Delegate,’ as those terms are defined in the [1992 Agreement and the 2001 Agreement] . . . and shall not mean any other person.”  By the 1992 Agreement, both “Eligible CBOT Full Member” and “Eligible CBOT Full Member

(45) In general, the Court has limited this memorandum opinion to approval of the settlement and not to questions of individual eligibility to participate in the settlement.  The question of whether legal entities may receive Additional Payments, is addressed here because, if the Entities qualify under the terms of the Settlement, then they have no quarrel with the Stipulation’s handling of Additional Payments.

(46) See also CBOE Rule 3.19.02 for, in substance, an extension of this rule.

Delegate” are defined as “individual[s].”(47)  Support for CBOE’s position can also be found in other provisions of the 1992 Agreement.  For example, at paragraph 2(a), it provides that: “[t]he CBOT agrees, in its own capacity and on behalf of its members, that only an individual who is an Eligible CBOT Full Member or an Eligible CBOT Full Member Delegate is a member of the CBOT within the meaning of Article Fifth (b) eligible to have an Exercise Right and to be an Exercise Member.”  The 2001 Agreement, as revised, may have modified the definitions of Eligible CBOT Full Member and Eligible CBOT Full Member Delegate as a result of CBOT’s planned demutualization, yet the notion that only individuals could be Exerciser Members persists.  For example, in Section 1 (d) of the Agreement, “an individual shall be deemed to be an Eligible CBOT Full Member if the individual [satisfies the three-part test].”

The Entities, because they held the Three Parts, were able to designate their employees to be Exerciser Members.  Those employees were able to be Temporary Members.  The Entities, of course, paid all fees related to the employees’ status as Temporary Members.(48)  Because the Entities were not Temporary Members, they did not satisfy the second requirement necessary to qualify for an Additional Payment under the Settlement.(49)

With the conclusion that the Entities do not quality for Additional Payments under the Stipulation, it becomes necessary to consider whether exclusion of the Entities from those payments impairs the fairness and reasonableness of the settlement.  The Entities make the

(47) 1992 Agreement § 1(a) & (b).

(48) Although the employees were qualified temporary members, they did not hold the Three Parts, and, thus, they did not qualify for additional payments.

(49) The Entities point to various other factors, such as billing practices, regular conduct, and some arguably less than clear provisions of the CBOE Rules (see, e.g., Rule 3.8(c) which is in accord with the Court’s analysis because of its use of his and her for the antecedent CBOT Exerciser.)  None of these arguments, however, overcomes the clear tenor set forth through the CBOE rules directly defining who could be an Exerciser Member, and, thus, a temporary member.

simple and somewhat appealing argument that:  if fees are to be rebated, what difference does it make if they are to be paid to individuals or to firms?  The answer is that the conditions required to qualify for Additional Payments were intensely negotiated terms.(50)  Only individuals were Temporary Members.  If rights to Additional Payments were opened up to legal entities generally, the exposure of CBOE would be increased materially.  This is but one part of a much larger settlement negotiation process.  In the context of the overall settlement and in recognition that many contested lines had to be drawn, the Court concludes that the conditions for qualifying for Additional Payments were established reasonably.(51)

In short, the objections of the Entities to the fairness of the Settlement as to Additional Payments are overruled.

VII.  A BRIEF POSTSCRIPT

This was a difficult matter.  Class counsel, in the Court’s judgment, came to a fair and reasonable balancing of the various interests of all class members.  The tension between Group A and Group B was addressed with separate counsel representing each group.  The Court is satisfied that those class members who qualify for neither Group A nor Group B had no material chance of independent recovery.  Certain requirements to participate in the Settlement were imposed—such as Computershare registration—as pragmatic solutions to troubling concerns.  They were not imposed to create any undue burden on any particular class member.  Although

(50) Discovery has been requested with respect to the adequacy of class counsel and their effort in negotiating Additional Payments, as well as whether the Additional Payments aspect satisfies the typicality requirement of Court of Chancery Rule 23(a)(3).  As with the other requests for discovery, see note 34, supra, a generalized and unfocused effort to discovery into the negotiation process is not likely to result in useful or relevant evidence in these circumstances.

(51) In light of the SEC’s approval of the CBOE’s interpretation of its rules that would have excluded Exerciser Members from free trading rights on the CBOE, CBOE certainly had a good argument that would have supported its requirement that additional fees be paid.  In this sense, that any of the fees that had been paid are being rebated is perhaps a fortuitous product of negotiations.

there may have been other means available, the path chosen by class counsel was reasonable, and it is far from certain that some other path would not have suffered from yet a different set of potential shortcomings.  Class counsel negotiated the best deal—one perhaps better than what should have been expected—that they could.  There are, admittedly, some rough edges, but, frankly, it is difficult to see how that could have been avoided.  Competent and fair-minded counsel resolved the tough issues in a reasonable and responsible manner.(52)  Ultimately, the Court is in no position to reach any conclusion other than that the Settlement, including its allocation plan, was, in the words of Schultz, “fair, reasonable, and adequate.”

VIII.  CONCLUSION

For the foregoing reasons, the class as proposed will be certified, this action may be maintained as a class action, and the Settlement will be approved.  An implementing order will be filed.

(52) This, together with the Court’s review of the substantive objections, resolves any lingering disquiet about the adequacy (and absence of material conflict) of the class representatives and their counsel.

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

CME GROUP INC., a Delaware corporation,	:
as successor by merger to CBOT HOLDINGS,	:
INC., a Delaware corporation; THE BOARD OF	:
TRADE OF THE CITY OF CHICAGO, INC.,	:
a Delaware corporation; and MICHAEL	:
FLOODSTRAND and THOMAS J. WARD	:
and All Others Similarly Situated,	:
:
Plaintiffs,	:
:
v.	:	C.A. No. 2369-VCN
:
CHICAGO BOARD OPTIONS EXCHANGE,	:
INC., a Delaware non-stock corporation,	:
WILLIAM J. BRODSKY, JOHN E. SMOLLEN,	:
ROBERT J. BIRNBAUM, JAMES R. BORIS,	:
MARK F. DUFFY, DAVID FISHER,	:
JONATHAN G. FLATOW, JANET P.	:
FROETSCHER, BRADLEY G. GRIFFITH,	:
PAUL J. JIGANTI, PAUL KEPES, STUART K.	:
KIPNES, DUANE R. KULLBERG, JAMES P.	:
MACGILVRAY, ANTHONY D. MCCORMICK,	:
R. EDEN MARTIN, KEVIN MURPHY,	:
RODERICK PALMORE, THOMAS H.	:
PATRICK, JR., SUSAN M. PHILLIPS,	:
WILLIAM R. POWER, SAMUEL K. SKINNER,	:
CAROLE E. STONE, HOWARD L. STONE,	:
and EUGENE S. SUNSHINE,	:
:
Defendants.	:

MEMORANDUM OPINION

Date Submitted: December 16, 2008
Date Decided:  June 25, 2009

Kenneth J. Nachbar, Esquire of Morris, Nichols, Arsht & Tunnell LLP, Wilmington, Delaware; Hugh R. McCombs, Esquire, Michele L. Odorizzi, Esquire, and Michael K. Forde, Esquire of Mayer Brown LLP, Chicago, Illinois; Peter B. Carey, Esquire of Law Offices of Peter B. Carey, Chicago, Illinois; Kevin M. Forde, Esquire of Kevin M. Forde, Ltd., Chicago, Illinois, Attorneys for Plaintiffs CME Group, Inc. and The Board of Trade of the City of Chicago, Inc.

Edward P. Welch, Esquire and Edward B. Micheletti, Esquire of Skadden, Arps, Slate, Meagher & Flom LLP, Wilmington, Delaware, and Jerrold E. Salzman, Esquire and Christal Lint, Esquire of Skadden, Arps, Slate, Meagher & Flom LLP, Chicago, Illinois, Attorneys for Plaintiffs CME Group, Inc. and The Board of Trade of the City of Chicago, Inc.

Andre G. Bouchard, Esquire and Joel Friedlander, Esquire of Bouchard, Margules & Friedlander, P.A., Wilmington, Delaware, and Gordon B. Nash, Jr., Esquire and Scott C. Lascari, Esquire of Drinker Biddle & Reath LLP, Chicago, Illinois, Attorneys for Plaintiffs Michael Floodstrand, Thomas J. Ward, and All Others Similarly Situated.

Samuel A. Nolen, Esquire, Daniel A. Dreisbach, Esquire, and Rudolf Koch, Esquire of Richards, Layton & Finger, P.A., Wilmington, Delaware, and Paul E. Dengel, Esquire and Paul E. Greenwalt, III, Esquire of Schiff Hardin LLP, Chicago, Illinois, Attorneys for Defendants.

Kevin G. Abrams, Esquire and Nathan A. Cook, Esquire of Abrams & Laster LLP, Wilmington, Delaware, Attorneys for Objectors Nickolas J. Neubauer, A. Alan Zatopa, Charles Westphal, DRW Investments LLC, DRW Securities LLC, DRW Holdings LLC, and Alan Matthew; James D. Wareham, Esquire of Paul, Hastings, Janofsky & Walker LLP, Washington, DC, and Kevin C. Logue, Esquire of Paul, Hastings, Janofsky & Walker LLP, New York, New York, Attorneys for Objector Charles Westphal.

John H. Williams, Jr., Esquire of John Williams, P.A., Wilmington, Delaware, Attorney for Objector Theodore Pecora.

Melanie K. Sharp, Esquire and Michele Sherretta Budicak, Esquire of Young Conaway Stargatt & Taylor, LLP, Wilmington, Delaware, and Nicholas C. Zagotta, Esquire and Joseph P. Simon, Esquire of Connelly Roberts & McGivney LLC, Chicago, Illinois, Attorneys for Objectors Quiet Light Trading, LLC, and Quiet Light Securities, LLC.

Vernon R. Proctor, Esquire and Jill K. Argo, Esquire of Proctor Heyman LLP, Wilmington, Delaware, Attorney for Objectors SKTY Trading, LLC, The Ira S. Nathan Revocable Trust, J.P. Morgan Futures Inc., and Rho Trading Securities, LLC, and Phillip S. Reed, Esquire of Patzik, Frank & Samotny Ltd., Chicago, Illinois, Attorney for Objector The Ira S. Nathan Revocable Trust.

Michael A. Weidinger, Esquire and Joanne Pileggi Pinckney, Esquire of Pinckney, Harris & Weidinger, LLC, Wilmington, Delaware, and David W. Porteous, Esquire and James G. Martignon, Esquire of Levenfeld Pearlstein, LLC, Chicago, Illinois, Attorneys for Objector Daniel M. Ambrosino.

Carolyn S. Hake, Esquire and Lauren E. Maguire, Esquire of Ashby & Geddes, Wilmington, Delaware, and Patrick L. Kenney, Esquire, Michael S. Cessna, Esquire, and Benjamin C.

Hassebrock, Esquire of Lathrop & Gage L.C., Kansas City, Missouri, Attorneys for Objector Agrex, Inc.

Denise Seastone Kraft, Esquire and John L. Reed, Esquire of Edwards Angell Palmer & Dodge LLP, Wilmington, Delaware, and Darrell J. Graham, Esquire of The Law Office of Darrell J. Graham, LLC, Chicago, Illinois, Attorneys for Objectors Jeffrey Holland and Louis Panos.

Joseph A. Rosenthal, Esquire and P. Bradford deLeeuw, Esquire of Rosenthal, Monhait & Goddess, P.A., Wilmington, Delaware, and J. Samuel Tenenbaum, Esquire and Meredith M. Casper, Esquire of Chuhak & Tecson, P.C., Chicago, Illinois, Attorneys for Objectors Milton Robinson and Bryan Shaughnessy.

Daniel B. Rath, Esquire and Rebecca L. Butcher, Esquire of Landis Rath & Cobb LLP, Wilmington, Delaware, and David A. Genelly, Esquire of Vanasco Genelly & Miller, Chicago, Illinois, Attorneys for Objectors Kottke Associates LLC and Barbara Whitlow, individually and as personal representative of the Estate of Richard Whitlow.

David S. Eagle, Esquire and Kelly A. Green, Esquire of Klehr Harrison Harvey Branzburg & Ellers, Wilmington, Delaware, and Jeffrey H. Bergman, Esquire and Jennifer Zordani, Esquire of Ungaretti & Harris LLP, Chicago, Illinois, Attorneys for Objectors UBS Securities, LLC and UBS Financial Services, Inc.

Kevin J. Mangan, Esquire of Womble Carlyle Sandridge & Rice, PLLC, Wilmington, Delaware, and Edward S. Weil, Esquire and Heather L. Kramer, Esquire of Dykema Gossett PLLC, Chicago, Illinois, Attorneys for Objector Infinium Capital Management, LLC.

Paul A. Fioravanti, Jr., Esquire and Laina M. Herbert, Esquire of Prickett, Jones & Elliott, P.A., Wilmington, Delaware, and Brett Nolan, Esquire of Shefsky & Froelich Ltd., Chicago, Illinois, Attorneys for Objector The Kolton Family Limited Partnership.

Paul A. Fioravanti, Jr., Esquire and Laina M. Herbert, Esquire of Prickett, Jones & Elliott, P.A., Wilmington, Delaware, and Daryl M. Schumacher, Esquire of The Law Offices of Daryl M. Schumacher, P.C., Chicago, Illinois, Attorneys for Objectors Anthony J. McKerr and Mary C. McKerr Trust est. 3/13/97.

Richard I. G. Jones, Jr., Esquire and Toni Ann Platia, Esquire of Ashby & Geddes, Wilmington, Delaware, Attorneys for Objector Geneva Trading USA, LLC.

Patricia R. Uhlenbrock, Esquire and Fotini A. Antoniadis, Esquire of Morris James LLP, Wilmington, Delaware, and William T. Rodeghier, Esquire, of Chicago, Illinois, Attorneys for Objector William P. Sullivan.

Lewis H. Lazarus, Esquire and Michael J. Custer, Esquire of Morris James LLP, Wilmington, Delaware, Attorneys for Objector Nicholas A. Rapanos.

Henry E. Gallagher, Jr., Esquire and Kevin F. Brady, Esquire of Connolly Bove Lodge & Hutz LLP, Wilmington, Delaware, and George R. Dougherty, Esquire, Gary M. Miller, Esquire, and

Justin M. Sandberg, Esquire of Grippo & Elders LLC, Chicago, Illinois, Attorneys for Objector John S. Stafford, Jr.

Martin S. Lessner, Esquire, Danielle Gibbs, Esquire, and Kathaleen McCormick, Esquire of Young Conaway Stargatt & Taylor LLP, Wilmington, Delaware, and Seth L. Levine, Esquire and Manda M. Sertich, Esquire of Foley & Lardner LLP, New York, New York, and Kathryn M. Trkla, Esquire of Foley & Lardner LLP, Chicago, Illinois, Attorneys for Objector WH Trading LLC.

David A. Jenkins, Esquire of Smith, Katzenstein & Furlow LLP, Wilmington, Delaware, Attorney for Objector Canadian Imperial Bank of Commerce.

Objector Tom Mallers, pro se.

Objector Peter C. Kelly, pro se.

Objector Scott A. Hall, pro se.

Objector Donald T. McMurray, pro se.

Objector [J. A.] Dohl, pro se.

Objector William L. Allen, Trustee of the William L. Allen Trust, pro se.

Objectors Thomas M. Marsh, pro se and Jamin Nixon, pro se.

Objector Brian R. Sherman, pro se.

Objector Dennis Quinn Cook, pro se.

Objector Thomas Hafner, pro se.

NOBLE, Vice Chancellor

I.  BACKGROUND

The Court recently approved the proposed Stipulation of Settlement in this class action (the “Settlement”).(1)  Claims of potential class members had been submitted before the Settlement was considered.  The claims process was supervised and administered by Class Counsel who excluded a number of Settlement Class Members from participating in the benefits conferred under the Settlement because of their failure to comply strictly with the Settlement’s conditions for eligibility.(2)  Some have objected (the “Objectors”) to their exclusion.  The objections can be placed into five categories:  (1) Objectors who, for various reasons, submitted untimely Settlement Claim Forms; (2) Objectors who failed to transfer their CME shares in book entry to Computershare during the period of October 14, 2008, through 5:00 p.m. on October 31, 2008, due to an oversight or error; (3) one Objector that falls under both categories 1 and 2 above—it filed a late Claim Form and did not comply with the Settlement’s Computershare requirement; (4) Objectors who were excluded based upon Class Counsel’s determination that they did not “beneficially own” the requisite Three Parts needed to qualify as a Participating Group A Settlement Class Member; and (5) one miscellaneous Objector.  The Court addresses these objections in this memorandum opinion.

(1) CME Group, Inc. v. Chicago Bd. Options Exchange, Inc., 2009 WL 1547510 (Del. Ch. June 3, 2009).  Familiarity with that memorandum opinion is presumed.

(2) The Court overturns several of Class Counsel’s decisions regarding participation in the proceeds conferred by the Settlement.  Class Counsel, in the Court’s judgment, fairly and accurately performed their duties.  It was their responsibility to apply the terms of the Settlement strictly and consistently.  They did not, however, have the Court’s equitable discretion that is inherent in its supervision of the class action claims process.

1

II.    DISCUSSION

A.                                   Objections to Exclusion Based Upon Late Filing

Pursuant to the terms of the Settlement, in order to qualify as a Participating Group A or Group B Settlement Class Member, a Settlement Class Member must have submitted a Claim Form by October 14, 2008 (the “Eligibility Date”).  Class Counsel excluded certain Settlement Class Members from participating in the Settlement (as either Group A or Group B Settlement Class Members) based upon their failure to submit a Claim Form by the Eligibility Date.  Several of these excluded Settlement Class Members have objected, arguing that excluding them from participating would be inequitable.

There are two types of later filers:  (1) Class Members who, because of an inadvertent error—either their own, Class Counsel’s, or the United States Postal Service’s—submitted their Claim Forms late, but otherwise met the requirements in order to participate in the settlement; and (2) Class Members who in good faith submitted a Group A Settlement Class Member Claim Form that was rejected by Class Counsel and, upon receiving such rejection, promptly—but after October 14, 2008—sought to become Participating Group B Settlement Class Members.  Both types of objector/late filer will be discussed in turn.

1.                                       The First Category of Late Filer

The first group of Objectors(3) all claim, in essence, that their failure to file timely Claims Forms should not prohibit them from participating in the Settlement under either the “excusable neglect” or “substantial compliance” standard.  It is undisputed that each of the later filers in this first category would otherwise have satisfied all ownership and registration requirements to

(3) The late filers to whom the Court refers are:  Theodore Pecora, Argex, Inc., John S. Stafford, William P. Sullivan, Anthony J. McKerr and Marry C. McKerr Trust Est. 3/13/1997, Canadian Imperial Bank of Commerce, Milton Robinson and Bryan Shaughnessy, Alan Matthew, and J.P. Morgan Futures, Inc.

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become a Participating Group A or Group B (depending on the particular Objector) Settlement Class Member.(4)

There is substantial overlap in the facts of all Objectors’ cases in this group—i.e., all of the members of this group filed late Claims Forms because of an excusable, inadvertent error.  Any difference amongst them does not alter the analysis.  Accordingly, the Court will assess these Objectors’ claims as a group.(5)

In determining whether to approve the Settlement, the Court was bound to exercise its own business judgment as to the fairness of the settlement.(6)  “A corollary to that duty must be the duty of this Court to insure that the stockholders who are entitled to participate in the settlement are given a reasonable opportunity to file for and receive what is due to them.”(7)  Of course, the Court already approved as reasonable the Settlement’s Eligibility Date.  However, “[w]hile it is true that the function of the filing deadline is to put a time limit on the claims procedure, and . . . fair warning was given to the potential claimants concerning the deadline, nevertheless the filing deadline is not inflexible and must yield, if necessary, to the demands of equity.”(8)  The parties seem to dispute the legal standard—“excusable neglect” or “substantial

(4) See Pls.’ Mem. in Supp. of Mot. for Final Approval of the Proposed Settlement at 49 (“Class Counsel acknowledges that all of the[] objectors [at issue] were in compliance except for timely filing the appropriate Participating Settlement Class Member Claim Form . . . .”).

(5) Within this group of late filers, there are two subgroups.  First, there are those persons who apparently timely sent off their claim forms, but the forms were never received and recorded by Class Counsel.  Whether there was a problem with the delivery service or whether their forms were misplaced by Class Counsel cannot be determined.  Second, there are those who did not submit their claim forms in a timely fashion because, for example, they had not received notice of the Settlement or of the claims process.  It seems apparent that the position of those who sent off their forms which were not received and recorded by Class Counsel is deserving of greater sympathy.  Nonetheless, because the Court’s analysis as to all the members of this group is unchanged by the subtle differences in facts among them, assigning blame for whatever error caused the late filing for a particular Objector is of no use.

(6) Neponsit Inv. Co. v. Abramson, 405 A.2d 97, 100 (Del. 1979).

(7) Mendich v. Hunt Int’l Res., Inc., 1981 WL 7629, at *2 (Del. Ch. Oct. 21, 1981).

(8) Id. at *3.

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compliance” —the Court is to employ in determining whether the filing deadline must yield to the demands of equity.  The Court need not decide this issue because it holds that under either standard, equitable principles demand that the filing deadline be waived for the Objectors in this group.

In Mendich v. Hunt International Resources, Inc., the Court of Chancery held that “although a claims procedure approved by the Court should be followed, . . . substantial compliance should be adequate.”(9)  The Court determined that “[t]he missing of the postmark deadline, even without excuse, is substantial compliance with the procedures for the filing of claims, when all the equities are considered, if the postmark shows mailing within a few days of the deadline.”(10)  Here, the facts of the Objectors’ cases indicate substantial compliance under Mendich.  The Objectors either (1) mailed the Claim Form prior to the Eligibility Date but Class Counsel, for reasons that are unclear, did not receive it; or (2) received the Claim Form from Class Counsel late, also for reasons that are unclear, but promptly mailed the Claim Form upon actual receipt of it.  Therefore, these Objectors have substantially complied with the terms of the Settlement under Mendich.

In Brown v. Penn Central Corp.,(11) this Court applied the seemingly more rigorous excusable neglect standard in order to determine whether a settlement’s filing deadline should be waived for late filers.  Excusable neglect is a four factor test in which the Court considers:  (1) the danger of prejudice to the adverse party; (2) the length of the delay and its potential effect on judicial proceedings; (3) the reason for the delay, including whether it was within the reasonable

(9) Id. at *2.

(10) Id. at *3.

(11) 1986 WL 5477 (Del. Ch., May 12, 1986).

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control of the late filer; and (4) whether the late filer acted in good faith.(12)  All of the factors weigh in favor of the Objectors and they are, therefore, entitled to participate as Group A or Group B Settlement Class Members.

The first factor weighs in favor of the Objectors because there is no prejudice to the other Participating Group A and Group B Settlement Class Members.  Even though other Group A Members’ distributions will be diminished somewhat (because Group A Members share in the proceeds of the balance of the Settlement pool, while Group B Members received the same lump sum payment), the additional proceeds from the settlement pool they would receive if the late filers were excluded is simply a windfall.  Accordingly, they suffer no prejudice.(13)  Factor two weighs in favor of the Objectors because the length of the delay was relatively minimal and it did not affect the proceedings in this Court.  Factor three also weighs in favor of the Objectors because in all cases the delay was not reasonably in the control of the late filer.  Finally, factor four weighs in favor of the Objectors because all the Objectors acted in good faith.

In sum, the Eligibility Date for the Objectors in this group must yield to the demands of equity; it is therefore waived for these Objectors.

(12) Pioneer Inv. Servs. v. Brunswick Assoc. Ltd. P’ship, 507 U.S. 380, 395 (1993).

(13) See In re Orthopedic Bone Screw Prods. Liab. Litig., 246 F.3d 315, 323-24 (3rd Cir. 2001).

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2.                                       The Second Category of Late Filer

The second group of Objectors(14) all meet the requirements to become Participating Group B Settlement Class Members.  However, none submitted Participating Group B Settlement Class Member Claim Forms.  This is because all filed, in good faith, Participating Group A Settlement Class Member Claim Forms (believing, in good faith, that they met the requirements to become Participating Group A Settlement Class Members), and because the Settlement provided that a claimant was only permitted to use an individual ERP (the only “part” required for Group B Membership) as either one of the Three Parts(15) to support Group A Membership or to support Group B Membership, but not both.  Class Counsel subsequently rejected these Objectors’ Participating Group A Settlement Class Member Claim Forms.  Such rejection came after the time to submit Participating Group B Settlement Class Member Claim Forms had passed.

(14) Those Objectors are:  WH Trading, Kottke, Daniel M. Ambrosinno, and the Bunge Companies (Bunge Chicago, Inc., Bunge Global Markets, Inc., Bunge Limited, Bunge North America (East), LLC, and Bunge North America, Inc.).

Below the Court rejects WH Trading’s and Kottke’s arguments that Class Counsel wrongfully excluded them from becoming Participating Group A Settlement Class Members.  Both parties have argued, in the alternative, that their failed Group A Claim From be considered a claim for Group B Membership.  Bunge could be seen as belonging in a somewhat different category because, although its claim to be a Group A Settlement Class Member was timely filed, its claim to be a Group B Settlement Class Member and its objection here were not submitted until several months after the Settlement hearing.  That delay is attributable to the fact that it did not receive notice—the reason is not clear—of Class Counsel’s rejection of Group A Claim.  Bunge, nonetheless, came forward as soon as practicable and no prejudice will result from its participating, as it would otherwise have been entitled, as a Group B Settlement Class Member.

Barbara Whitlow also argues that she should be eligible for Group B Membership based upon her good faith filing of a Group A Membership Claim Form.  However, because the Court determines below that Ms. Whitlow beneficially owned the requisite three parts for Group A Membership, the Court need not address her alternative argument that she is eligible for Class B Membership based on her filing of a Group A Claim Form.

(15) The Three Parts are:  one B-1 Membership of the CBOT; one Exercise Right Privilege (“ERP”); and at least 10,251.75 shares of CME Group Common Stock. Stip. ¶ 30FF.

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Accordingly, Class Counsel now objects to granting these Objectors Participating Group B Settlement Class Membership.

Class Counsel concede, as they must, that Paragraph 30R of the Settlement permitted Class Members to use an individual ERP either to constitute Group A Membership or Group B Membership, but not both.  Class Counsel argue, however, that this provision “does not restrict or limit filing Claim Forms in the alternative or filing Claim Forms for both a Group A Settlement Unit and a Group B Settlement Unit.”(16)  In other words, because it was possible for Class Members to file for both types of membership, failing to do so precludes their participation in the Settlement.  But this fact demonstrates only that the Settlement’s procedures for submitting claims were imperfect because it was entirely reasonable for a Class Member to do precisely what these Objectors did.  They believed in good faith that they had assembled the Three Parts necessary to become Participating Group A Settlement Class Members; thus, they submitted Group A Claim Forms.  There was no reason for them to assume that Class Counsel would deny those Claims.  Instead, it may have been unreasonable to have expected them to file Group B Claim Forms separately.  Accordingly, the Eligibility Date requirement is waived for these Objectors.

B.                                     Objections to Exclusion Based Upon Failure to Meet the Computershare Requirement

Pursuant to the Settlement, in order to be eligible for Group A Membership, a Settlement Class Member must have transferred to Computershare to be held, lien-free, in book entry form, a sufficient number of CME Group shares necessary to qualify for a Group A Settlement Unit for a specified time period (from October 14, 2008 to October 31, 2008).  The Objectors in this

(16) Pls.’ Mem. in Supp. of Mot. for Final Approval of the Proposed Settlement at 67.

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Section were excluded by Class Counsel for failure to comply with the Computershare requirement.

1.                                       Nicholas Rapanos

Nicholas Rapanos owned the requisite Three Parts; this is undisputed.  However, he did not timely transfer the sufficient number of shares of CME Group Common Stock to Computershare.  Therefore, Class Counsel excluded him from Group A Membership.  Mr. Rapanos has objected, arguing that he was unaware of the Computershare requirement because he never received the necessary information in the mail, and that, as soon as he became aware of it, he promptly transferred his shares to Computershare; accordingly, the balance of the equities tips in his favor, and he is therefore eligible for Group A Membership.

Class Counsel state that they initially mailed a copy of the Class Action Notice to Mr. Rapanos on August 29, 2008, at his last known address, and that such mailing was never returned to Class Counsel’s offices as undeliverable.  Subsequently, on September 24, 2008, Class Counsel by overnight courier sent another copy of the Class Action Notice to Mr. Rapanos at that address, and such mailing also was never returned as undeliverable.

The Court has no reason to question the truth of either version.  It is entirely possible that Mr. Rapanos, through no fault of his own, did not in fact receive the Class Action Notice in time to transfer his shares.  His Affidavit, which he filed under penalty of perjury, states that he was unaware of the Computershare requirement, and that as soon as he became aware, he promptly transferred his shares to Computershare.(17)  The balance of the equities therefore tip in Mr. Rapanos’s favor, and, accordingly, the Computershare cutoff dates must yield to the demands of

(17) See Aff. of Nicholas A. Rapanos at 2-3.

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equity.(18)  The Court therefore finds that Mr. Rapanos must be included as a Participating Group A Settlement Class Member.(19)

2.                                       Ira S. Nathan Revocable Trust dated March 23, 1979(20)

The Ira S. Nathan Revocable Trust dated March 23, 1979 (the “Nathan Trust”) was also excluded by Class Counsel for failure to comply with the Computershare requirement.  It is undisputed that the Nathan Trust owned the requisite Three Parts.  The Nathan Trust did in fact transfer its CME Group shares to Computershare and held them there from October 14, 2008 through October 31, 2008.  However, the Settlement required that the shares be held by Computershare until 5:00 p.m. on October 31.  Due to an error by the Nathan Trust’s investment advisors, the shares were transferred out of Computershare a few hours before 5:00 p.m. on October 31.  For this reason Class Counsel excluded the Nathan Trust from participating in the Settlement.

The Nathan Trust substantially complied with the terms of the Settlement.  The removal of the shares a few hours early was an error that was not within the Nathan Trust’s control.  Therefore, equity would not be served by excluding the Nathan Trust from participating in the Settlement.  Accordingly, the Computershare requirement must yield to the demands of equity, and the Nathan Trust is eligible to become a Participating Group A Settlement Class Member.

C.                                     Objection to Exclusion Based Upon Late Filing and Failure to Meet the Computershare Requirement

(18) See cases cited supra notes 7, 11.

(19) Class Counsel, if they so choose, will be entitled to take discovery on the question of whether Mr. Rapanos was on notice (actual or constructive) of the obligation to transfer his shares to Computershare.  They also may take discovery on the question of whether Mr. Rapanos could have satisfied the Computershare requirement during the appropriate period.  The Court’s conclusions with respect to Mr. Rapanos are subject to this option.

(20) The Court’s determination here renders the Nathan Trust’s Motion for Clarification or Reargument, filed June 10, 2009, moot.

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Rho Trading Securities, LLC (“Rho”) was excluded by Class Counsel for filing its Participating Group A Settlement Claim Form on January 28, 2009, more than three months late.  Therefore, not only was Rho a late filer, but it also did not comply with the Settlement’s Computershare requirement.  Class Counsel argue that in the interest of fairness to all Class Members who complied with all the deadlines Rho must be excluded.  Rho claims that it received neither the Class Action Notice, nor the follow-up letters regarding amendments to the Settlement.  Rho’s contact information maintained by the CBOT was up to date.  However, Rho maintains that it never received any correspondence regarding the class action until approximately January 27, 2009.  Upon learning about the action, Rho promptly filed its Participating Group A Settlement Class Member Claim Form.  Rho conducted a thorough internal investigation in order to determine whether any notice of the action had been received by any Rho employee; there was no indication that there was.(21)  The Court has no reason to doubt that this is true.  Accordingly, Rho has substantially complied with the terms of the Settlement, and, therefore, the filing deadlines and the Computershare requirement must yield to the demands of equity.(22)

D.                                    Beneficial Ownership

Paragraph 30AA of the Settlement provides that in order for a Settlement Class Member to become a Participating Group A Settlement Class Member, such member must have “beneficially owned” the requisite Three Parts.  The Settlement, however, does not define the term “beneficial ownership,” which is commonly understood to encompass the notion of having the “true” ownership interest but with title held by another.  Shares of stock registered in “street

(21) Verified Objection of Rho Trading Securities, LLC to Proposed Settlement at ¶¶ 2, 5, 6 & 7.

(22) This conclusion, however, is subject to the right of Class Counsel, if they so choose, to take discovery on the question of whether Rho was on notice (actual or constructive) of the Class Action and whether Rho could have complied with the Settlement’s terms, including the Computershare requirements during the appropriate period.

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name” or assets held in a trust for a beneficiary are typical examples of how beneficial interests are established.(23)

Class Counsel rejected a number of Settlement Class Members’ claims based on their determination that the Class Member did not beneficially own the Three Parts.  Several of those Class Members have objected, arguing that they beneficially owned the requisite Three Parts.  The Court, thus, turns to their objections.

1.                                       Kottke Associates and WH Trading

Objectors Kottke Associates, LLC (“Kottke”) and WH Trading, LLC (“WH Trading”) each owned two of the Three Parts required for a Group A Settlement Unit.  Both parties claim that they beneficially owned the missing third part (a B-1 Membership for Kottke and shares of CME Group Common Stock for WH Trading) because such part was assigned to them to support their status as a clearing member firm (of the CBOT or the CME).  Class Counsel rejected both claims because they concluded that neither Kottke nor WH Trading beneficially owned the missing third part.  Indeed, both Kottke and WH Trading concede that they do not own the missing part.  Instead, Kottke and WH Trading argue the missing part was assigned to them and the interest in the assigned part to which they claim a beneficial ownership interest is sufficient to meet the Settlement’s beneficial ownership requirements.

Class Counsel correctly rejected Kottke’s and WH Trading’s claims.  Neither Kottke nor WH Trading beneficially own the missing part they claim an ownership interest in.  Under CBOT Rule 902 and CME Rule 902, the assignment of stock or a membership by an individual member to support a clearing member firm’s status as a clearing member runs to the CME

(23) Some of the Objectors have sought discovery from Class Counsel to determine their understanding of what constitutes a beneficial interest within the scope of the Settlement.  Although the Settlement was not drafted by the Court, it is the Court’s document and its interpretation is a matter for the Court’s resolution.  No plausible allegation of bias or even of a specific instance of inconsistent application has been lodged by the Objectors.

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clearing house, not to the clearing member firm.(24)  Accordingly, the clearing member firm—i.e., Kottke and WH Trading—acquired no interest in the asset assigned and, therefore, do not beneficially own it.(25)

2.                                       Geneva Trading USA and DRW Securities

Geneva Trading USA, LLC (“Geneva Trading USA”) and DRW Securities LLC (“DRW Securities”) both submitted Participating Group A Settlement Class Claim Forms, which were rejected by Class Counsel.  Geneva Trading USA owned a B-1 Membership, an ERP, and 6,977 shares of CME Group common stock.  Its Claim Form stated that it beneficially owned an additional 3,275 shares of CME Group common stock through its wholly owned subsidiary, Geneva Ireland Financial Trading Limited (“Geneva Ireland”).  When combined with the 6,977 shares directly owned, the Settlement’s stock ownership threshold would be met.  Similarly, DRW Securities owned a B-1 Membership and an ERP, but it did not own the requisite CME Group shares.  The CME Group shares of common stock DRW Securities claimed it owned were actually owned by its affiliate, DRW Investments LLC.  Both DRW Securities and DRW Investments are wholly owned subsidiaries of DRW Holdings LLC (“DRW Holdings”).

Class Counsel rejected both Geneva Trading USA’s and DRW Securities’ claims based upon their interpretation of beneficial ownership, an interpretation that does not include a parent corporation’s interest in its wholly owned subsidiary’s assets or a corporation’s interest in its affiliate corporation’s assets.  Class Counsel rest their interpretation of “beneficial ownership” on two passages in Fletcher’s Cyclopedia; they are:  “a person who has voluntarily adopted the

(24) See Pls.’ Mem. in Supp, of Mot. for Final Approval of the Proposed Settlement Ex. G, H.

(25) The Settlement’s concept of ownership reaches not only parts “beneficially owned” but also those “possessed by delegation.”  Neither Kottke nor WH Trading has relied upon delegation.  Delegation of rights related to the exchange has a history that carries a specific contextual understanding, one that cannot readily be extended by analogy.  For that reason, Kottke’s argument that its situation is “analogous” to the specifically recognized delegator/delegatee status fails.

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corporate form to engage in business may be deemed to be precluded from asking courts to disregard that form merely because the person is disadvantaged by its use”;(26) and “a business enterprise’s corporate structure is determined by choice, and if the owners are to accept the advantages of dividing the business into separate corporate entities, they must also be subject to the disadvantages.”(27)  Both Geneva Trading USA and DRW Securities voluntarily adopted a corporate form, presumably because it made business sense to do so.  The Court agrees with Class Counsel that these entities, in electing a certain corporate form, cannot simply abandon that form when it is convenient.  The Court must respect the corporate form chosen.  Therefore, Class Counsel correctly excluded Geneva Trading USA and DRW Securities from participating in the Settlement.

3.                                       Barbara Whitlow

Barbara Whitlow is the widow of Richard Whitlow, a long time member of the CBOT.  Mr. Whitlow died on April 3, 2008.  For many years Mr. Whitlow owned what is now the requisite Three Parts for a Participating Group A Settlement Unit.  In late 2007 or early 2008, Mr. Whitlow transferred his shares of CME stock into joint ownership with Ms. Whitlow.  Shortly before his death, Mr. Whitlow and Ms. Whitlow sold 3,000 of their CME shares, which brought their ownership below the level required for Participating Group A Membership.  Pursuant to the Settlement, however, a Class Member seeking to participate in the Settlement who had transferred a portion of the components of CBOT membership was entitled to recombine those components on or before October 14, 2008.

(26) 1 Fletcher’s Cyclopedia Corporations § 41.70 n.9 (West 2006).

(27) Id. at § 43.50.

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In July 2008, Mr. Whitlow’s estate was opened, and Ms. Whitlow was appointed the personal representative of the estate.  Under the terms of Mr. Whitlow’s will, Ms. Whitlow was to succeed to all of her late husband’s assets.  On July 17, 2008, an Indiana probate court directed the transfer of the B-1 Membership and the ERP to Ms. Whitlow.  The CME Group shares automatically passed to Ms. Whitlow as the surviving joint tenant.  Ms. Whitlow then began repurchasing the 2,951 shares she needed to be eligible for a Participating Group A Settlement Unit.  She did so by September 6, 2008, and deposited her shares in Computershare under her name.  Upon receiving her Participating Group A Settlement Class Claim Form, Class Counsel excluded Barbara Whitlow from participating in the Settlement because she had not at any time prior to August 22, 2008 simultaneously beneficially owned or possessed by delegation the Three Parts required by Paragraph 30AA of the Settlement.(28)

A court of equity is a court of conscience, and the Court cannot, in good conscience, let this result stand.  Were Ms. Whitlow not allowed to participate in the Settlement, it would be because of her husband’s death, which would also result in a minor windfall to the other Group A Members.  Moreover, Class Counsel cannot be concerned about overlapping claims based upon the same Three Parts owned by Mr. Whitlow.  It is clear that Ms. Whitlow is the sole owner of the Three Parts and will be the only person submitting a claim based upon those parts.  And the purpose of the Settlement’s stringent ownership requirements is to protect against parties submitting claims based upon overlapping ownership interests in the CBOT.  Accordingly, no harm will result by allowing her to participate.  Therefore, the Court, in the exercise of its

(28) As a joint tenant, she had once held the necessary number of CME Group shares.  She did not acquire the B-1 Membership or the ERP until after she could no longer claim ownership of the minimum number of shares.

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discretion, determines that Ms. Whitlow must be deemed to have held a Participating Group A Settlement Unit, and, thus, she is entitled to participate as a Group A Settlement Class Member.(29)

5.             The Kolton Family Limited Partnership

The Kolton Family Limited Partnership’s (the “Kolton Partnership”) Participating Group A Settlement Class Member Claim Form was rejected by Class Counsel because the records indicated that the Kolton Partnership owned only the CME Group shares, but neither a B-1 Membership nor an ERP.  The B-1 Membership and the ERP relied upon by the Kolton Partnership claims are owned individually by its general partner and 46% owner, Bradley Kolton.  Mr. Kolton was a long time member of the CBOT.  Mr. Kolton established the Kolton Partnership in 1987, and shares of CME Group Common Stock are its only assets.  The Partnership was created for the benefit of Mr. Kolton’s three sons, the limited partners of the Kolton Partnership.

The Settlement provides that natural persons submitting Group A Claims satisfy the requirement that they own CME Group Common Stock if such shares are owned of record by “one or more trusts for the benefit of such Group A Settlement Class Member or such Group A Settlement Class Member’s spouse, children, stepchildren, or grandchildren . . . not formed for

(29) Brown v. Penn Central Corp., 1986 WL 5477, at *2 (“Until the fund created by the settlement is actually distributed, the court retains its traditional equity powers.  It is not novel law to announce that a court supervising the distribution of a trust fund has the inherent power and duty to protect unnamed but interested persons.  In the words of Professor Chafee, the dean of equity law, these individuals are akin to ‘wards of court.’”).

Because of the complexity of the Settlement’s structure, a relatively large number of claimants who “came close” to meeting the various requirements must be considered.  It is obvious that those who are deemed to have satisfied the requirements and those who are not allowed to share (or to share fully) in the Settlement are on something of a continuum.  It is also obvious that, in light of the various factual circumstances of those seeking relief from strict application of the Settlement’s conditions, some “line drawing” by the Court is inevitable.  It is even more obvious that those persons close to, but on the “wrong side” of, the line are likely to chafe at the Court’s conclusions.  But, perhaps unfortunately, just because some who did not strictly qualify under the Settlement are, as a matter of equity, allowed to participate in the benefits of the Settlement, does not mean that all who can find some nexus to the Settlement’s conditions should be entitled to participate.  At some point, a further relaxing of the Settlement’s requirements in the name of equity would run the risk of undermining the carefully designed settlement standards that have previously been approved by this Court.

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the purpose of participating in the Settlement . . . .”(30)  Although not within the scope of the trust exception because the Kolton Partnership is not a “natural person,” family wealth transfer is the obvious purpose behind the creation of the Kolton Partnership.  In this instance, the partnership, owned by family members, serves purposes parallel to those of the trusts expressly allowed to participate in the Settlement.  As such, for purposes of the Settlement, there is no material basis for distinguishing between the Kolton Partnership and the trusts that are otherwise allowed to share in the proceeds of the Settlement.  Further, as is the case with Ms. Whitlow, there is no potential for abuse here.  Accordingly, the Court finds that equity would not be served if the Kolton Partnership were excluded from participating in the Settlement.

E.             Miscellaneous Objector

SKYT Trading, LLC (“SKYT”) was excluded by Class Counsel because Class Counsel had no evidence of ownership of a sufficient number of CME Group shares by SKYT and that such shares were duly deposited with Computershare.  This was due to a clerical error by either ABN/AMRO (the clearing entity through which SKYT purchased its CBOT membership in 2005) or Computershare which resulted in the record ownership of the CME Group shares being listed as held by “SKYT LLC.”  In November 2008, SKYT brought this error to Class Counsel’s attention, but Class Counsel declined SKYT’s request to include it as a Participating Group A Settlement Class Member.  Class Counsel claims that it “lacks sufficient information to verify the accuracy of SKYT’s assertion.”(31)  The Court is satisfied with SKYT’s representations to the Court, both in its brief and at the hearing on their objection, and the supplemental documents it

(30) Stipulation of Settlement ¶ 30T(3) (emphasis added).

(31) Pls.’ Mem. in Supp. of Mot. for Final Approval of the Proposed Settlement at 61.

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submitted,(32) that SKYT Trading, LLC is the record owner of the shares transferred to Computershare.  Accordingly, having met all of the Settlement’s requirements, SKYT is entitled to become a Participating Group A Settlement Class Member.

III.  CONCLUSION

Accordingly, the various objections are resolved as set forth above.  An implementing order will be required.

(32) These documents include Form 1099-DIV and an employer identification form, Form SS-4.

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COURT OF CHANCERY
OF THE
STATE OF DELAWARE

JOHN W. NOBLE VICE CHANCELLOR	417 SOUTH STATE STREET DOVER, DELAWARE 19901 TELEPHONE: (302) 739-4397 FACSIMILE: (302) 739-6179, 2009

July 28, 2009

Kenneth J. Nachbar, Esquire Morris, Nichols, Arsht & Tunnell LLP 1201 N. Market Street Wilmington, DE 19801	Edward P. Welch, Esquire Skadden, Arps, Slate, Meagher & Flom LLP One Rodney Square Wilmington, DE 19801

Andre G. Bouchard, Esquire Bouchard, Margules & Friedlander, P.A. 222 Delaware Avenue, Suite 1400 Wilmington, DE 19801	Samuel A. Nolen, Esquire Richards, Layton & Finger, P.A. One Rodney Square Wilmington, DE 19801

Nathan A. Cook, Esquire Abrams & Laster LLP 20 Montchanin Road, Suite 200 Wilmington, DE 19807	Denise S. Kraft, Esquire Edwards Angell Palmer & Dodge LLP 919 Market Street, Suite 1500 Wilmington, DE 19801

John G. Harris, Esquire

Riley Riper Hollin & Colagreco

One Commerce Center, 3rd Floor

1201 North Orange Street

Wilmington, DE 19801

Re:	CME Group, Inc. v. Chicago Board Options Exchange, Inc.
C.A. No. 2369-VCN
Date Submitted: July 15, 2009

Dear Counsel:

I write to address three applications.

1.                                       William L. Allen Trust, dated September 5, 1995.

The William L. Allen Trust, dated September 5, 1995 (the “Trust”), submitted a Group A Settlement Claim form that was rejected because of the Trust’s failure to comply with the requirement that its shares be deposited in book entry form at Computershare.  The Trust held an ERP and, thus, was entitled to participate in the Group B Class Settlement.  It did not, however, submit any Class B Settlement claim form.  It now seeks to participate in the Group B Settlement.  The Trust analogizes its predicament to that of Geneva Trading LLC which was recently allowed to participate in the Group B Settlement despite having only filed a Group A Settlement claim form (for the interest at issue).  Geneva, however, had a substantial argument that it had met the requirements to participate in the Group A Settlement.  The Trust, unfortunately, did not (and, apparently because of what the Trust has labeled as bad advice from a broker, could not) attempt or approach compliance with the Computershare requirement.

Nevertheless, I am persuaded that the Trust should be allowed to participate in the Group B Settlement.  The documents it submitted in support of its timely Group A Settlement claim form—evidencing the necessary ERP—demonstrated an entitlement to Group B participation.  Denying the Trust the opportunity to participate in the Group B Settlement process would result in a windfall to the Group A participants.

2.                                       Jeffrey Holland.

Mr. Holland, a qualifying Group B Settlement Class Member, seeks the Court’s approval to participate in the Group A Settlement.  He now does so by way of a motion for clarification.  Because of some uncertainty on the part of Mr. Holland, he did not reassemble the “Three Parts.”  He was aware of the need to acquire (or reacquire) certain interests, but he chose not to do so.  He attempts to blame all of this on the decision of Class Counsel not to provide specific and

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individual legal advice to him in advance of his submission of a claim as to whether or not he had previously held certain interest by “delegation” as that concept is addressed in the Settlement.  The “delegation” standard may have be complicated, but it was sufficient to inform Mr. Holland (who is represented by counsel) and to enable him to determine whether, within the terms of the Settlement, he could properly participate as a Group A Settlement Class Member through “delegation.” Apparently, he was unwilling to run the risk or expense of reassembling the Three Parts without first obtaining certainty as to whether he would qualify.  That may (or may not) have been prudent, but it was his own choice not to reassemble the various components.  As such, he failed to meet the requirements of the Settlement, including, specifically, the requirement for book entry of shares of CME Group Common Stock with Computershare.  That failure is fatal to his efforts to obtain Group A status.  Thus, Mr. Holland’s motion for clarification is denied.

3.                                       A. Alan Zatopa.

Mr. Zatopa persists in his resistance to the Computershare requirement.  He timely raised his objection to this prerequisite for participation as a Group A Settlement Class Member.  But for the Computershare requirement, he would have qualified for a second Group A Settlement Class unit.(1)  The Court has sustained the Computershare requirement.(2) Mr. Zatopa has moved for reargument.(3)  Mr. Zatopa challenged—and this may be something of an over-simplification—the

(1) It appears that some of those who initially objected to the Computershare requirement eventually complied with it.

(2) See CME Group, Inc. v. Chicago Bd. Options Exch., Inc., 2009 WL 1547510, at *6-7 (Del. Ch. June 3, 2009).

(3) The Court has addressed objections primarily in two opinions.  The first dealt with the structural objections.  Id.  The second dealt with the individual objections.  CME Group, Inc. v. Chicago Bd. Options Exch., Inc., 2009 WL 1856693 (Del. Ch. June 25, 2009).  Mr. Zatopa’s arguments largely reprise the structural arguments addressed by the Court in the first opinion.  The Court, in consideration of the individual arguments, did not directly address Mr. Zatopa’s circumstances.  Mr. Zatopa premises his motion for reargument on his individual

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Computershare requirement as unnecessary.  He contended that there were other ways by which Class Counsel could have accurately confirmed compliance with the various requirements for participating in the Settlement.  Those arguments, as noted, were rejected, but he now refines his argument.  He contends that when his personal circumstances are considered, equity should relieve him of the Computershare burden.  Mr. Zatopa asserts that he owned the necessary CME Group common stock in certificate form throughout the applicable timeframe.  He argues that he made the necessary records available to Class Counsel and made himself available for questioning.  Instead of offering a reason why equity should come to his aid, Mr. Zatopa, instead, simply seeks special treatment.  The Computershare requirement was reasonable.  That other approaches might have been available does not refute that conclusion.  To allow Mr. Zatopa to participate in the Group A Settlement without compliance with the Computershare requirement would unfairly interfere with a reasonable and approved condition.  By extension, acceptance of Mr. Zatopa’s argument would suggest that no one who held CME Group Common Stock in certificate form should have bothered to comply with the Computershare requirement either.  Accordingly, the Court concludes that because Mr. Zatopa failed to comply with the Computershare requirement, he may not participate as the holder of a second Group A Class Settlement Unit.

Very truly yours,

/s/ John W. Noble

circumstances.  To the extent that Mr. Zatopa seeks reargument of the Court’s consideration of the Computershare requirement generally, his motion is denied because it does nothing more than reprise earlier arguments and he has not demonstrated that the Court either misapplied the law or misunderstood the facts.  See, e.g., Serv Corp. of Westover Hills v. Guzzetta, 2008 WL 5459249 (Del. Ch. Dec. 22, 2008).  To the extent that the Court did not consider his individual circumstances, reargument is appropriate for matters fairly presented to the Court but which it did not address.  See, e.g., Stone v. Stant, 2008 WL 2938543, at *1 (Del. Ch. July 18, 2008).  Whether Mr. Zatopa raises genuinely individual arguments or simply takes his general arguments and recasts them as applying to himself is an interesting, but ultimately unnecessary, topic for debate.  The Court will treat his motion under the rubric of having failed to consider his individual claims previously.

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JWN/cap

cc:                                 Richard I. G. Jones, Jr., Esquire
John H. Williams, Jr., Esquire
Melanie K. Sharp, Esquire
Vernon R. Proctor, Esquire
Michael A. Weidinger, Esquire
Paul A. Fioravanti, Jr., Esquire
Henry E. Gallagher, Jr., Esquire
Joseph A. Rosenthal, Esquire
Patricia R. Uhlenbrock, Esquire
Carolyn S. Hake, Esquire
David S. Eagle, Esquire
Daniel B. Rath, Esquire
Kevin J. Mangan, Esquire
Lewis H. Lazarus, Esquire
Martin S. Lessner, Esquire
David A. Jenkins, Esquire
Arthur L. Dent, Esquire
Register in Chancery-K

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